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                                                                       Exhibit 5


                        (Letterhead of Fredric S. London, Esq.)


                                                               December 23, 2004


OMI Corporation
One Station Place
Stamford, Connecticut 06902

            Re:  OMI Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

            I am the General Counsel of OMI Corporation (the "Company"), a Marshall Islands corporation, and have acted in such capacity in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company on the date hereof under the Securities Act of 1933, as amended (the "Act"), for the registration of the resale by selling security holders under the Act of $250 million principal amount of 2.875% Convertible Senior Notes due 2024 (the "Notes") and shares of Common Stock of the Company, $0.50 par value, issuable upon conversion of the Notes (the "Common Stock") and related Rights (the "Rights") to purchase
Series A Participating Preferred Stock, par value $1.00 issuable in certain circumstances with the shares of Common Stock.

         In so acting, I have examined the originals, or copies certified or otherwise identified, of the restated certificate of incorporation and bylaws, each as amended to date, of the Company, the corporate records of the Company, including the minute books of the Company, certificates of public officials and of representatives of the Company, oral representations of the Company's employees, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving these opinions, I have relied on statements of representatives of the Company with respect to the accuracy of all factual matters, and I have assumed that all signatures on documents examined by me are genuine, all documents submitted to me as originals are authentic, all documents submitted to me as certified or photostatic copies conform to the originals of those documents and those originals are authentic.

         On the basis of the foregoing, and subject to the limitations and assumptions set forth herein, I am of the following opinions:

1. The Notes have been validly issued and are valid and binding obligations of the Company enforceable in accordance with their terms.

2. The shares of Common Stock issuable upon conversion of the Notes have been duly authorized for issuance and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

3. The Rights have been duly authorized and are the valid, binding and enforceable obligations of the Company.

         Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company,
(a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and
(b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principals of equity.

            I am licensed to practice law in the State of New York. The opinions set forth above are limited in all respects to matters of the laws of the State of New York and the limited liability company law of the Republic of the Marshall Islands. Insofar as the laws of the Republic of the Marshall Islands are involved in my opinion, I have relied upon my examination of the corporate and limited liability company laws of the Republic of the Marshall Islands as contained in booklets delivered to me by International Registries, Inc., and my interpretation of analogous laws in the United States. This opinion is provided in my capacity as General Counsel of the Company and not in my individual capacity as an attorney.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption
"Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                           Very truly yours,

                                                           /s/ Fredric S. London